Exhibit 10.2

March 22, 2019

Mr. Savneet Singh
c/o PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413

Re:    Employment Letter: Service as Chief Executive Officer (the “Letter”)

Dear Savneet:

We are pleased to extend you an offer to continue to serve as Chief Executive Officer (“CEO”) and President of PAR Technology Corporation (the “Company”). You will report to the Company’s Board of Directors (the “Board”).

As the CEO of the Company, you will continue to perform those duties and shall have such authority, duties, and responsibilities customarily consistent with and incident to the offices of Chief Executive Officer and President, and you shall perform such additional duties and shall have such additional authority and responsibilities as the Board may prescribe. Your principal office will be located in New Hartford, New York, provided that you understand and agree that you will be required to travel to properly fulfill your employment duties and responsibilities.

The term of your employment with the Company will continue until terminated by you or the Company.

You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing shall not prevent you from (a) continuing to serve as a director of CoVenture, LLC and Blockchain Power Trust (TSXV:BPWR.UN; TEP.DB) and, with the prior written approval of the Board, serving on the boards of directors (and board committees) of non-profit organizations (including The Sikh Coalition) and other for profit companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing your passive personal investments previously disclosed to the Company, so long as, in the reasonable discretion and good faith of the Board, such activities, individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict.

You will also continue to serve as a Director of the Company. You understand that you are not eligible to be compensated as a non-employee director while serving as the CEO. Nothing in this Letter shall adversely affect your rights to any compensation you previously received as a non-employee director of the Company.

Your initial base salary will be $18,846.16 bi-weekly, equivalent to an annualized base salary of $490,000, paid in accordance with the Company’s regular payroll practices, for your full-time efforts, of at least 40 hours per week. Your base salary will be subject to annual review by the Board (or Committee thereof) and may be adjusted from time to time in the Board's (or Committee’s) sole discretion. In the event your employment is terminated by you for “good reason” (as described herein, including the Company’s right to cure) or the Company terminates your employment through an Involuntary Termination (as defined below), you will be paid your base salary a period of three (3) months.

You will participate in the Company’s short-term incentive plan as in effect from time to time for executive officers (“STI”) during the Company’s fiscal year ending on December 31, 2019 and in subsequent fiscal years while you continue to serve as the CEO. You will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of the Company’s performance goals for the applicable year, as established by the Company’s Board (or Committee thereof). Your annual STI bonus target amount for the fiscal year ending December 31, 2019 will be 90% of your base salary earned in such fiscal year. Annual STI bonus targets for subsequent fiscal years are subject to approval and adjustment by the Board (or Committee thereof). Any annual STI bonus earned for a completed fiscal year will be paid in the immediately following fiscal year at the same time annual STI bonuses are paid to other senior executives of the Company so long as your employment is not terminated by the Company (i) “for cause” (as defined herein) or (ii) on account of a breach by you of the terms and conditions of this Letter or the terms of the Non-Disclosure; Non-Solicitation Agreement you previously signed and is attached hereto (the “NDA”) prior to the STI payment date.

If, during any fiscal year in which you are serving as CEO, your employment is terminated by you for “good reason”(including the Company’s right to cure) or the Company terminates your employment for reasons other than on account of (i) “for cause” (as defined herein), (ii) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment, or (iii) on account of a breach by you of the terms and conditions of this Letter or the terms of the NDA) (which termination by the Company shall be referred to herein as an “Involuntary Termination”), you will be paid your annual STI bonus earned but unpaid for the fiscal year, pro-rata through the effective date of termination; such annual STI bonus to be paid at the same time annual bonuses are paid to other senior executives of the Company. All STI bonus payments, if any, are subject to the certification of the Board (or Committee thereof).

For purposes of this Letter, “for cause” shall mean: (i) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition); (ii) your failure or refusal to comply in any material respect with (A) Company policies; or (B) lawful directives of the Board of Directors of the Company; (iii) your material breach of any contract or agreement between you and the Company (including but not limited to this Letter and any incentive equity or restrictive covenants agreement(s) (or similar agreement between you and the Company, including the NDA)); (iv) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (v) your commission of an act of fraud, theft, embezzlement, or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (vi) your violation of Federal or state securities laws; (vii) your engaging in unprofessional, unethical or other acts that materially discredit the Company or are materially detrimental to the reputation, character or good standing of the Company, its property or assets (including, without limitation, its products); and (viii) your indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

For purposes of this Letter, “good reason” means any of the following circumstances to which you have not consented, which is not substantially cured by the Company within 30 days following written notification from you to the Company as required below: (i) the required relocation of your primary work location from New Hartford, New York that increases your one-way commute by more than 50 miles; (ii) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your title, duties, authorities or responsibilities, excluding immaterial diminutions not taken in bad faith; (iii) a material reduction in your base salary; or (iv) the Company's breach of its material obligations to you under this Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would have known, of the occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as "good reason" shall be deemed irrevocably waived by you.

On the third full trading day of the Company’s common stock on the New York Stock Exchange (“NYSE”) following the Company’s filing of its current report on Form 8-K announcing your appointment as CEO, you will be granted a total of 20,000 restricted shares (“Sign-on Award”) of the Company’s common stock (“Restricted Stock”) under the PAR Technology Corporation 2015 Equity Incentive Plan, (as the same may be amended or restated from time to time, or its successor (the “Plan”)); and, not later than the third full trading day of the Company’s common stock on the NYSE following the Company’s disclosure of its quarterly financial results for the quarter ending March 31, 2019, you will be granted 80,000 shares of Restricted Stock (“2019 Performance Award”).

The Sign-on Award shall become vested on March 31, 2020 so long as you remain continuously employed as the CEO until and including such date. The 2019 Performance Award shall become vested to the extent that the performance goals established by the Company’s Board (or Committee thereof) are satisfied on or before March 31, 2020 and then such vested shares shall be distributed to you, without restriction, in equal installments on the following dates: March 31, 2020, March 31, 2021 and March 31, 2022, so long as (1) either (a) you remain employed as CEO or are otherwise providing services to the Company continuously through and including the applicable distribution date or (b) your employment ended earlier but was not terminated by the Company “for cause”, and in both cases you have complied with the restrictive covenants set forth in the NDA and the agreement documenting the 2019 Performance Award.

Treatment of equity awards upon the occurrence of certain events on or prior to March 31, 2020

1.    In the event of the occurrence of a Change of Control (as defined in the Plan) on or prior to March 31, 2020, then as of the effective date of such Change of Control:

(a)    the Sign-on Award shall become fully vested;

(b)    the portion of the 2019 Performance Award linked to performance goals that have been achieved, if any (“earned 2019 Performance Award”) shall vest and be fully released to you; and

(c)    the Restricted Stock linked to performance goals that have not been satisfied solely due to the timing of the Change of Control (“unearned due to CIC-2019 Performance Award”) shall convert into time-vesting awards and shall (time) vest in equal installments on March 31, 2020, March 31, 2021 and March 31, 2022 (the “2019 Performance Award Schedule”);

provided, however, that if your employment is terminated by the Company or its successor through an Involuntary Termination or you resign your employment on account of a “good reason”, in either case during the one year period beginning on the effective date of the Change of Control and ending on the first anniversary of the occurrence of the Change of Control (“Change of Control Protection Period”), then the unearned due to CIC-2019 Performance Award shall become fully vested as of the effective date of your termination.

If such Change of Control results in another entity becoming a direct or indirect parent of the Company (or if the Company does not survive, of its successor) (such entity being referred to as a “Subsequent Parent Entity”), then, with respect to the unearned due to CIC-2019 Performance Award, such Subsequent Parent Entity shall substitute its shares of common stock (the “Substitute Shares”) for the Restricted Stock; and provided further, that if on the applicable vesting date (x) such Subsequent Parent Entity’s common stock is not actively traded on a public securities market or (y) the Substitute Shares are not registered for trading on such public securities exchange in compliance with governing securities laws, the portion of the award otherwise payable in Substitute Shares shall be paid in that amount of cash (in U.S. dollars) equal to the value of the vested Substitute Shares. Notwithstanding the foregoing, if the Substitute Shares are able to be sold into such public securities market immediately after their issuance without registration under the applicable governing securities laws (assuming that you are not in possession of material nonpublic information or are otherwise unable to sell the Substitute Shares in compliance with applicable law at that time), then the Substitute Shares shall be issued to you.

2.    If, other than during the Change of Control Protection Period,

(a)    your employment is terminated by the Company on or prior to March 31, 2020 through an Involuntary Termination, then

(i)    the Sign-on Award shall become fully vested as of the effective date of your termination; and

(ii)    subject to both (1) your continued compliance with the restrictive covenants set forth in the NDA and the agreement documenting the 2019 Performance Award, and (2) your delivery to the Company of an effective general release of all claims in favor of the Company in substantially the same form then used by the Company in connection with the termination of an employee’s employment (“Release”),

A.    the earned 2019 Performance Award shall vest and be fully released to you; and

B.    the Restricted Stock linked to performance goals that have not been satisfied solely due to the timing of Involuntary Termination of your employment shall convert into time-vesting awards and shall (time) vest in accordance with the 2019 Performance Award Schedule as if you had remained employed with the Company;

or

(b)    you resign your employment on account of a “good reason” on or prior to March 31, 2020, then

(i)    the Sign-on Award shall become fully vested as of the effective date of your termination; and

(ii)    subject to both (1) your continued compliance with the restrictive covenants set forth in the NDA and the agreement documenting the 2019 Performance Award, and (2) your delivery to the Company of an effective Release,

A.    the earned 2019 Performance Award shall vest and be fully released to you; and

B.    the Restricted Stock linked to performance goals that have not been satisfied solely due to the timing of the termination of your employment by you on account of good reason shall convert into time-vesting awards and shall (time) vest in accordance with the 2019 Performance Award Schedule as if you had remained employed with the Company.

In the event that you notify the Board no later than December 1, 2019 of your intention to remain as CEO through December 31, 2020, you will be granted an award of 90,000 shares of Restricted Stock (“2020 Performance Award”), which shall become provisionally vested to the extent that the performance goals established by the Company’s Board (or Committee thereof) are satisfied on or before the established achievement date(s), and then, so long as you remain continuously employed as CEO, such provisionally vested shares shall become fully vested in three (3) equal installments on the first, second and third anniversary date of the achievement of the performance goals as determined by the Company’s Board (or Committee thereof) (the “Three Year Performance Award Vesting Schedule”).

In the event that you notify the Board no later than December 1, 2020 of your intention to remain as CEO through December 31, 2021, you will be granted an award of 90,000 shares of Restricted Stock (“2021 Performance Award”) which shall become provisionally vested to the extent that the performance goals established by the Company’s Board (or Committee thereof) are satisfied on or before the established achievement date(s), and then, so long as you remain continuously employed as CEO, such provisionally vested shares shall become fully vested in accordance with the Three-Year Performance Award Vesting Schedule.

Treatment of the 2020 Performance Award and 2021 Performance Award upon the occurrence of certain events after March 31, 2020

1.    In the event of the occurrence of a Change of Control after March 31, 2020, then as of the effective date of such Change of Control,

(a)    any undistributed portion of the earned 2019 Performance Award shall be distributed to you immediately prior to such Change of Control
; and

(b)    the provisionally vested portion of the 2020 Performance Award, if any (“earned 2020 Performance Award”) and of the 2021 Performance Award, if any (“earned 2021 Performance Award” and, together with the earned 2019 Performance Award and the earned 2020 Performance Award, the “earned Performance Awards”) shall continue to vest in accordance with the Three-Year Performance Award Schedule; and

(c)    with respect to the 2020 Performance Award and 2021 Performance Award, the Restricted Stock linked to performance goals (as applicable to each of the 2020 Performance Award and the 2021 Performance Award) that have not been satisfied solely due to the timing of the Change of Control (“unearned due to CIC Performance Awards”) shall remain unchanged and subject to their applicable performance goals;

provided, however, that if your employment is terminated by the Company or its successor through an Involuntary Termination or you resign your employment on account of a “good reason”, in either case during the one year period beginning on the effective date of the Change of Control and ending on the first anniversary of the occurrence of the Change of Control (“Change of Control Protection Period”), in which case, the earned Performance Awards and the unearned due to CIC Performance Awards shall become fully vested as of the effective date of your termination.

If such Change of Control results in another entity becoming a direct or indirect parent of the Company (or if the Company does not survive, of its successor) (such entity being referred to as a “Subsequent Parent Entity”), then, with respect to any as yet unpaid portion of the 2020 Performance Award or the 2021 Performance Award, Substitute Shares shall replace the Restricted Stock; and provided further, that if on the applicable vesting date (x) the Substitute Shares are not actively traded on a public securities market or (y) the Substitute Shares are not registered for trading on such public securities exchange in compliance with governing securities laws, the portion of the award otherwise payable in Substitute Shares shall be paid in that amount of cash (in U.S. dollars) equal to the value of the vested Substitute Shares. Notwithstanding the foregoing, if the Substitute Shares are able to be sold into such public securities market immediately after their issuance without registration under the applicable governing securities laws (assuming that you are not in possession of material nonpublic information or are otherwise unable to sell the Substitute Shares in compliance with applicable law at that time), then the Substitute Shares shall be issued to you.

2. If, other than during the Change of Control Protection Period,

(a)    your employment is terminated by the Company after March 31, 2020 through an Involuntary Termination, then

(i)    subject to both (1) your continued compliance with the restrictive covenants set forth in the NDA and the agreement(s) documenting the applicable restricted stock grant(s)s, and (2) your delivery to the Company of an effective Release,

A.    any undistributed portion of the earned 2019 Performance Award shall be distributed to you;

B.    you will continue to vest in any earned Performance Awards in accordance with the Three-Year Performance Award Schedule as if you had remained employed with the Company; and

C.    with respect to the 2020 Performance Award and 2021 Performance Award, the Restricted Stock linked to performance goals (as applicable to each of the 2020 Performance Award and the 2021 Performance Award) that have not been satisfied solely due to the timing of the Involuntary Termination of your employment, shall convert into time-vesting awards and shall vest in accordance with the Three-Year Performance Award Schedule as if you had remained employed with the Company;

or

(b)    you resign your employment on account of a “good reason” after to March 31, 2020, then

(i)    subject to your continued compliance with the restrictive covenants set forth in the NDA and the agreement(s) documenting the applicable restricted stock grant(s), and (2) your delivery to the Company of an effective Release,

A.    any undistributed portion of the earned 2019 Performance Award shall be distributed to you;

B.    you will continue to vest in any earned Performance Awards in accordance with the Three-Year Performance Award Schedule as if you had remained employed with the Company; and

C.    with respect to the 2020 Performance Award and 2021 Performance Award, the Restricted Stock linked to performance goals (as applicable to each of the 2020 Performance Award and the 2021 Performance Award) that have not been satisfied solely due to the timing of the termination of your employment by you on account of good reason shall convert into time-vesting awards and shall (time) vest in accordance with the Three-Year Performance Award Schedule, as if you had remained employed with the Company.

The Sign-on Award, 2019 Performance Award, the 2020 Performance Award and the 2021 Performance Award shall be granted to you under the Company’s Equity Incentive Plan (“LTI Plan”). With respect to each Company fiscal year ending after December 31, 2021, so long as you remain continuously employed as CEO of the Company, you shall continue to have the opportunity to participate in the Company’s LTI Plan; and any such awards subsequently granted to you thereunder shall be subject to the Board’s (or Committee’s) determination and approval.

Subject to satisfaction of any applicable eligibility requirements, you will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will earn one week of paid vacation for each three months of employment that you complete (for a total of four weeks for each twelve months of completed employment) and you will also receive five (5) days of personal time off for each twelve months of completed employment.

You will be reimbursed for travel and other expenses in accordance with the Company’s reimbursement policy, including up to $35,000 in reimbursement for the rent of an apartment or house and other related living expenses in or near New Hartford, New York. The Company reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.

All forms of compensation paid to you as an employee shall be less all withholdings and deductions as required by law. All awards of equity shall be subject to the approval of the Board (or Committee thereof). The payment or provision of any severance benefits in connection with the termination of your employment shall be subject to your continued compliance with the restrictive covenants set forth in the NDA (and in the case of equity awards, those set forth in the agreements documenting such awards) and your delivery to the Company of an effective Release.

This Letter does not represent any guarantee of employment for any period, subject to the terms of this Letter, the Company may terminate your employment at any time, with or without notice, for any reason or no reason. If you wish to resign from your employment with the Company, we request not less than 60 days’ advance written notice.

The validity, interpretation, construction and performance of this Letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

This Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements (including your offer letter dated December 4, 2018), or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way. The 5,000 restricted shares of the Company’s common stock granted when you became the interim CEO and President on December 2018 will be cancelled.

This Letter shall be binding upon and inure to the benefit of and be enforceable by the Company’s successors and permitted assigns and, except as expressly provided in this Letter, no term or provision of this Letter is intended to be, or shall be, for the benefit of any person other than the Company and you. The provisions of this Letter shall be deemed severable. The invalidity or unenforceability of any provision of this Letter in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Letter in such jurisdiction or the validity, legality or enforceability of any provision of this Letter in any other jurisdiction, it being intended that all rights and obligations of the Company and you hereunder shall be enforceable to the fullest extent permitted by applicable law. For purposes of this Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”.

If you agree with the terms and conditions of this Letter, please evidence your agreement by signing the enclosed copy of this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this Letter. This Letter may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were an original thereof.

Your service as CEO and President of the Company under the terms of this Letter shall commence upon your execution of the Letter.

Feel free to contact me if you have questions or if you need any additional information.

[Signature Page Immediately Follows]

Sincerely,

By: /s/ Bryan A. Menar_
Title: Chief Financial Officer

Accepted and Agreed to:

/s/ Savneet Singh
Savneet Singh

Dated: 3/22/19